EXHIBIT 99.1

              IRT PROPERTY COMPANY ENGAGES DELOITTE & TOUCHE LLP

ATLANTA (May 23, 2002) -- IRT Property Company (NYSE:IRT) today announced that it has replaced Arthur Andersen LLP with Deloitte & Touche LLP as its independent accountant, effective immediately.

     Commenting on the announcement, James G. Levy, IRT Property Company's Executive Vice President & Chief Financial Officer, stated, "For the past 22 years we have worked closely with the Atlanta office of Arthur Andersen. The Arthur Andersen personnel auditing our results have exhibited the highest standards of professionalism and integrity. We thank Arthur Andersen for all of their outstanding efforts over the years, particularly the individuals with whom we have worked. With Deloitte & Touche LLP, we are pleased that we will be working with one of the leading accounting firms in the country with excellent credentials in our industry."

     A self-administered equity real estate investment trust, IRT specializes in Southeastern United States shopping centers. Anchor tenants include Publix, Kroger, Harris Teeter, Wal-Mart and other popular national and regional chain stores. The portfolio of 92 shopping center investments includes approximately
9.8  million  square  feet  of  retail  space.

     In addition to historical information, this press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended December 31, 2001, under "Special Cautionary Notice Regarding Forward Looking Statements" and "Risk Factors," and otherwise in the Company's SEC reports and filings.